Exhibit 99.1

NEWS RELEASE for October 29, 2003 at 8:00 AM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Jesse Deal (Investors)	Francis X Shea, CFO & EVP
	jesse@allencaron.com	fshea@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media) len@allencaron.com (949) 474-4300

WORLD FUEL SERVICES REPORTS STRONG THIRD QUARTER RESULTS

MIAMI (Oct 29, 2003) … World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported that net income for the third quarter ended September 30, 2003 was $5.5 million, or $0.49 per diluted share, compared to $0.7 million, or $0.07 per diluted share, for the same quarter in the prior year. For the nine months ended September 30, 2003, the Company reported net income of $16.2 million, or $1.46 per diluted share, compared to $9.6 million, or $0.89 per diluted share, for the same period a year ago. Included in last year’s third quarter and nine months results was a non-recurring after tax charge of $970 thousand, or $0.09 per diluted share, from a previously announced debt settlement and a $2.8 million after-tax charge, or $0.25 per diluted share, from previously announced executive severance for the former Chairman of the Board of Directors and four other executives.

“We are pleased with our continued strong results, which reflect the success of our business model and validate the tremendous effort of our global team.” said Paul Stebbins, Chairman and Chief Executive Officer.

THIRD QUARTER AND NINE-MONTHS FINANCIAL HIGHLIGHTS

($ in thousands, except per share data)

	Quarter Ended			Nine Months Ended
	9/30/03	9/30/02		9/30/03	9/30/02
Revenue	$652,301	$510,601		$1,956,219	$1,320,794
Income From Operations	$7,164	$1,105	(a)	$19,863	$13,357	(a)
Net Income	$5,534	$747	(a)(b)	$16,245	$9,626	(a)(b)
Diluted earnings per share	$0.49	$0.07	(a)(b)	$1.46	$0.89	(a)(b)

(a)	Includes non-recurring charges of $4.5 million, or $2.8 million after-tax charges, or $0.25 per diluted share, from previously announced executive severance for the former Chairman of the Board of Directors and four other executives.

(b)	Includes a $970 thousand after-tax non-recurring charge, or $0.09 per diluted share, from a previously announced debt settlement.

MORE-MORE-MORE

WORLD FUEL SERVICES REPORTS RECORD RESULTS

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About World Fuel Services Corporation

Headquartered in Miami, FL, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 1,100 airports and seaports worldwide. With 30 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES REPORTS STRONG THIRD QUARTER RESULTS

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World Fuel Services Corporation and Subsidiaries

Consolidated Condensed Statements of Income

(Unaudited – in thousands, except per share data)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2003	2002		2003	2002
Revenue	$652,301	$510,601		$1,956,219	$1,320,794
Cost of sales	(627,766)	(490,467)		(1,878,891)	(1,259,408)

Gross profit	24,535	20,134		77,328	61,386
Operating expenses:
Salaries and wages	(9,198)	(7,501)		(29,943)	(23,215)
Executive severance charges	—	(4,492)		—	(4,492)
Provision for bad debts	(1,535)	(805)		(5,473)	(2,130)
Other	(6,638)	(6,231)		(22,049)	(18,192)

	(17,371)	(19,029)		(57,465)	(48,029)

Income from operations	7,164	1,105		19,863	13,357
Other income (expense), net	83	(1,537	)(a)	312	(1,744	)(a)

Income before income taxes	7,247	(432)		20,175	11,613
Income tax (provision) benefit	(1,713)	1,179	(b)	(3,930)	(1,987	)(b)

			(a)			(a)
Net income	$5,534	$747	(c)	$16,245	$9,626	(c)

			(a)			(a)
Basic earnings per share	$0.52	$0.07	(c)	$1.53	$0.93	(c)

Weighted average shares—basic	10,631	10,468		10,604	10,401

			(a)			(a)
Diluted earnings per share	$0.49	$0.07	(c)	$1.46	$0.89	(c)

Weighted average shares – diluted	11,204	10,876		11,123	10,843

(a)	Include a non-recurring charge of $1.6 million, or $970 thousand after-tax, or $0.09 per basic and diluted share, from a debt settlement.
(b)	Reflect the impact of the executive severance charges and the non-recurring charge, for which the Company received an income tax benefit.
(c)	Include $2.8 million after-tax charges, or $0.26 and $0.27 per basic share for the three and nine months ended September 30, 2002, respectively, and $0.25 per diluted share, from executive severance for the former Chairman of the Board of Directors and four other executives.

MORE – MORE – MORE

WORLD FUEL SERVICES REPORTS STRONG THIRD QUARTER RESULTS

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World Fuel Services Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands)

	September 30, 2003	December 31, 2002

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65,520	$57,776
Accounts and notes receivable, net	167,552	177,360
Inventories	16,573	5,144
Prepaid expenses and other current assets	27,460	22,300

Total current assets	277,105	262,580

PROPERTY AND EQUIPMENT, NET	7,032	6,874

OTHER ASSETS:
Goodwill, net	34,003	34,003
Intangible assets, net	1,196	1,472
Other	6,922	7,358

Total Assets	$326,258	$312,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$1,546	$2,527
Accounts payable	100,342	97,560
Accrued expenses	50,634	66,012
Other current liabilities	21,741	14,260

Total current liabilities	174,263	180,359

LONG-TERM LIABILITIES	8,872	4,198

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	143,123	127,730

Total Liabilities and Stockholders’ Equity	$326,258	$312,287

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